UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 10, 2009

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4505 Emperor Blvd., Suite 320, Durham, North Carolina		27703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2009, the Board of Directors (the "Board") of Smart Online, Inc. (the "Company") appointed Roberta B. Hardy as a member of the Board, effective March 17, 2009. Ms. Hardy was also appointed to the Board’s Ad Hoc Committee on Sales and Marketing (the "Committee") and to serve as the Committee’s Marketing and Technology Liaison to the Company. In connection with her appointment to the Board, Ms. Hardy will be granted an option to purchase 40,000 shares of the Company’s common stock pursuant to the Company’s 2004 Equity Compensation Plan on March 17, 2009. She will also receive $1,500 per month for service on the Board and $1,500 per month for her service as Marketing and Technology Liaison for the Committee.

Ms. Hardy is the founder and managing partner of Silk Road Partners, LLC, a "Mentor Capital" firm providing guidance to early stage companies and exit strategies for later stage companies since its formation in 2005. She is also the Chairman and founder of A Million Dreams Across America, a non-profit organization founded in 2008 that provides intensive training for entrepreneurs, and the founding Chairman of the Atlantis Group, LLC, an angel investment group started in 2000 designed to capitalize on the growth in the entrepreneurial activity and venture financing primarily in North Carolina. Prior to 2000, Ms. Hardy founded and was CEO of CI Technologies Inc., served as Vice President with American Management Systems, Inc., and was the MIS Director for the Commonwealth of Massachusetts.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated March 16, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

March 16, 2009	By:	/s/ Doron Roethler

Name: Doron Roethler
Title: Interim President and CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 16, 2009